UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022

Janux Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40475	82-2289112
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10955 Vista Sorrento Parkway, Suite 200 San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 751-4493

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JANX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

On September 21, 2022, the Board of Directors (the “Board”) of Janux Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”), appointed Winston Kung as a Class I director of the Company, with a term of office expiring at the Company’s 2025 annual meeting of stockholders, or until his earlier death, resignation or removal. Mr. Kung was also appointed as a member of the Nominating and Governance Committee.

There are no arrangements or understandings between Mr. Kung and any other person pursuant to which Mr. Kung was selected as a director. In addition, there are no transactions in which Mr. Kung has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), Mr. Kung (i) will receive an annual cash retainer of $40,000 for service as a member of the Board, (ii) will receive an annual cash retainer of $4,000 for service as a member of the Nominating and Governance Committee, (iii) was granted on the effective date of appointment to the Board an option to purchase 30,000 shares of the Company’s common stock, which will vest monthly over a three-year period from the date of grant and (iv) was granted on the effective date of appointment to the Board an option to purchase 9,375 shares of the Company’s common stock, which will vest monthly over a 12 month period from the date of grant. For 2022, Mr. Kung's annual cash retainer amount will be pro-rated and in accordance with the Compensation Policy. The Compensation Policy also provides for further automatic annual option grants to purchase 12,500 shares of the Company’s common stock on the date of each of the Company’s annual meeting of stockholders, which will vest in equal monthly installments over the 12 months following the date of grant provided that such option grant will vest in full upon the date of the Company’s next annual meeting of stockholders. Each of the option grants described above will vest in full in the event of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) provided Mr. Kung remains in continuous service with the Company as of immediately prior to such Change in Control. Mr. Kung has entered into the Company’s standard form of Indemnity Agreement for directors of the Company.

Also on September 21, 2022, Stefan Heller, Ph.D., resigned as a member of the Board effective as of such date. Dr. Heller’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 22, 2022, the Company issued a press release announcing the appointment of Mr. Kung and the resignation of Dr. Heller, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release of Janux Therapeutics, Inc., dated September 22, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANUX THERAPEUTICS, INC.

Date: September 22, 2022	By:	/s/ David Campbell, Ph.D.
David Campbell, Ph.D.
President and Chief Executive Officer